   AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

          THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (hereinafter referred to as the "AGREEMENT") is made and entered into this 6th day of August, 1999, by and among Camco Financial Corporation, a Delaware corporation (hereinafter referred to as "CAMCO"); Westwood Homestead Financial Corporation, an Indiana corporation (hereinafter referred to as "WHFC"), and The Westwood Homestead Savings Bank, a savings bank organized under Chapter 1161 of the laws of the State of Ohio (hereinafter referred to as the "BANK");

                     WITNESSETH:

          WHEREAS, the authorized capital of CAMCO consists of 8,900,000 shares of common stock, par value One Dollar ($1.00) per share (hereinafter referred to as the "CAMCO SHARES"), 5,720,888 of which are issued and outstanding, 369,521 of which are reserved for issuance upon the exercise of outstanding stock options and 100,000 preferred shares, par value One Dollar ($1.00) per share, none of which is issued or outstanding;

          WHEREAS, the authorized capital of WHFC consists of 15,000,000 common shares, par value One Cent ($0.01) per share, 2,168,818 of which are issued and outstanding and held of record by approximately 425 shareholders (hereinafter referred to as the "WHFC SHARES"), and 279,192 of which are reserved for issuance upon the exercise of outstanding stock options (hereinafter referred to as the "WHFC OPTIONS"), and 1,000,000 preferred shares, par value One Cent ($0.01) per share, none of which is issued or outstanding;

          WHEREAS, the authorized capital of the BANK consists of 5,000,000 common shares, par value One Dollar ($1.00) per share, 100,000 of which are issued and outstanding and are owned of record by WHFC;

          WHEREAS, the Boards of Directors of CAMCO, WHFC and the BANK believe that the merger of WHFC with and into CAMCO is in the best interest of each party and its respective shareholders; and

          WHEREAS, as a condition and inducement to CAMCO's willingness to enter into the AGREEMENT: (i) WHFC is concurrently entering into a stock option agreement with CAMCO (the "WHFC STOCK OPTION AGREEMENT") in substantially the form attached hereto as Exhibit "A", pursuant to which WHFC is granting to CAMCO the option to purchase WHFC SHARES under certain circumstances, and (ii) certain shareholders of WHFC are concurrently entering into a shareholder agreement with CAMCO (the "WHFC SHAREHOLDER AGREEMENT") in substantially the form attached hereto as Exhibit "B", pursuant to which, among other things, such shareholders will agree to vote their WHFC SHARES in favor of this AGREEMENT and the transactions contemplated hereby;

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, CAMCO, WHFC and the BANK, each intending to be legally bound, hereby agree as follows:

                     ARTICLE ONE

                     THE MERGER

          SECTION 1.01.  MERGER; SURVIVING CORPORATION.
Subject to the terms and conditions of this AGREEMENT, and pursuant to the provisions of the Delaware General Corporation Law (hereinafter referred to as the "DGCL"), the Indiana Business Corporation Law (hereinafter referred to as the "IBCL"), and applicable federal laws and regulations, WHFC shall merge with and into CAMCO (hereinafter referred to as the "MERGER") at the EFFECTIVE TIME (hereinafter defined). CAMCO shall be the continuing, surviving and resulting corporation in the MERGER and shall continue to exist as a Delaware corporation. CAMCO shall be the only one of CAMCO and WHFC to continue its separate corporate existence after the EFFECTIVE TIME. The name of the continuing, surviving and resulting corporation shall remain "Camco Financial Corporation". From and after the MERGER, CAMCO, as the surviving corporation, shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of CAMCO and WHFC and all obligations belonging or due to each of them.

          SECTION 1.02. CLOSING. (a) The closing of the MERGER pursuant to this AGREEMENT (hereinafter referred to as the "CLOSING") shall take place at a date and time agreed to by CAMCO and WHFC as soon as practicable after the satisfaction or waiver of the last of the conditions to the MERGER set forth in Article Seven of this AGREEMENT, but in no event prior to January 2, 2000.

          (b) On the day of the CLOSING, CAMCO and WHFC shall cause Certificates of Merger in respect of the MERGER to be filed in the Office of the Delaware Secretary of State and the Office of the Indiana Secretary of State. The MERGER shall become effective at the latest to occur of the time (i) the Delaware Certificate of merger is filed with the Delaware Secretary of State, (ii) the Indiana Certificate of Merger is filed with the Indiana Secretary of State or (iii) the date and time indicated on such filings (hereinafter referred to as the "EFFECTIVE TIME").

          SECTION 1.03.  ADOPTION BY SHAREHOLDERS.  (a)
This AGREEMENT shall be submitted for consideration and adoption by the shareholders of WHFC and CAMCO entitled to vote at an annual meeting of shareholders or a special meeting of shareholders called for such purpose to be held at a time, date and place to be determined by the Board of Directors of WHFC and CAMCO, respectively, subject to applicable laws and regulations.

          (b) This AGREEMENT shall be considered and adopted by WHFC, as the sole shareholder of the BANK.

          SECTION 1.04.  REGULATORY FILINGS.  (a) CAMCO
shall prepare and cause to be filed with the Office of Thrift Supervision (hereinafter referred to as the "OTS"), and the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce (hereinafter referred to as the "DIVISION") such applications, notices or other instruments as may be required for approval of the MERGER (hereinafter referred to collectively as the "REGULATORY APPLICATIONS"). WHFC and the BANK shall have the right to review and approve in advance all characterizations of the information relating to WHFC or the BANK, as the case may be, which appear in any REGULATORY APPLICATION. In addition, CAMCO shall furnish to WHFC for review a copy of each REGULATORY APPLICATION prior to its filing.

          (b) CAMCO shall prepare and cause to be filed with the Securities and Exchange Commission (hereinafter referred to as the "SEC") a registration statement on Form S-4, or such other form as may be required by the SEC (hereinafter referred to as the "REGISTRATION STATEMENT"), to register under the Securities Act of 1933 the CAMCO SHARES to be issued to shareholders of WHFC in the MERGER as provided in Section 2.01 of this AGREEMENT and shall use all reasonable efforts to have the REGISTRATION STATEMENT, as amended, declared effective by the SEC as promptly as possible. CAMCO shall provide copies of the REGISTRATION STATEMENT and all amendments to WHFC upon filing, keep WHFC reasonably informed as to the status of the REGISTRATION STATEMENT and provide WHFC with copies of all responses from the SEC. CAMCO shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this AGREEMENT, and WHFC shall furnish all information concerning WHFC as may be reasonably requested in connection with any such action.

          (c) CAMCO and WHFC shall prepare a joint proxy statement (the "JOINT PROXY STATEMENT") for use in connection with the CAMCO and the WHFC shareholder meetings. The parties hereto shall provide each other with any information concerning itself that the other party may reasonably request in connection with the JOINT PROXY STATEMENT and CAMCO shall notify WHFC promptly of the receipt of any comments from the SEC with respect to the JOINT PROXY STATEMENT and any requests by the SEC for any amendment or supplement thereto for additional information and shall provide to WHFC promptly copies of all correspondence between CAMCO or any of its representatives and the SEC. CAMCO shall give WHFC and its counsel the opportunity to review and comment on the JOINT PROXY STATEMENT prior to its being filed with the SEC and shall give WHFC and its counsel the opportunity to review and comment on all amendments and supplements to the JOINT PROXY STATEMENT and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of WHFC and CAMCO agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the JOINT PROXY STATEMENT and all required amendments and supplements thereto to be mailed to the respective stockholders of WHFC and CAMCO at the earliest practicable time.

          (d) The BANK shall coordinate with CAMCO the BANK's filing of an application with the OTS pursuant to 12 U.S.C. 1467(a)(L) (the "10-L Election") for election to be deemed a savings association for purposes of Section 12 U.S.C. 1467(a), such application to be effective concurrently with the EFFECTIVE TIME.

          (e) WHFC shall take all steps necessary to de-register as a bank holding company under the Bank Holding
Company Act, such de-registration to be effective concurrently with the EFFECTIVE TIME.

          SECTION 1.05.  CERTIFICATE OF INCORPORATION AND
BYLAWS OF CAMCO AS THE SURVIVING CORPORATION. The Certificate of Incorporation and Bylaws of Camco Financial Corporation, as in effect immediately prior to the EFFECTIVE TIME, shall be the Certificate of Incorporation and Bylaws of the surviving corporation of the MERGER, until either is thereafter amended in accordance with applicable law.


                     ARTICLE TWO

     CONVERSION AND CANCELLATION OF WHFC SHARES

          SECTION 2.01.  CONVERSION AND CANCELLATION OF
WHFC SHARES. At the EFFECTIVE TIME and as a result of the MERGER, automatically and without further act of CAMCO, WHFC, the BANK or the holders of CAMCO SHARES or WHFC SHARES, the following shall occur:

          (a)  Each WHFC SHARE shall be cancelled and
extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Section 2.03 of this AGREEMENT, to receive from CAMCO $5.20 and 0.611 CAMCO SHARE (subject to possible adjustment as set forth in Section 2.01(a)(i) and Section 2.01(a)(ii),below (the "PER SHARE MERGER CONSIDERATION") without any interest thereon from the EFFECTIVE TIME until the time of payment,

               (i)   The CAMCO share portion of the PER
                     SHARE MERGER CONSIDERATION shall be
                     adjusted to reflect any stock split,
                     stock dividend or distributions in, or
                     combinations or subdivisions of, CAMCO
                     SHARES, between the date hereof and the
                     EFFECTIVE TIME.

               (ii)  No fractional shares will be issued,
                     and cash will be paid in lieu of
                     fractional shares based on the average
                     of the bid and asked price quotes of
                     the CAMCO SHARES as reported on The
                     Nasdaq National Market System by a
                     mutually agreed upon authoritative
                     source on the last day of trading of
                     CAMCO SHARES prior to the date of
                     CLOSING ("CAMCO SHARES MARKET VALUE").

          (b) CAMCO SHARES issued and outstanding before the EFFECTIVE TIME shall remain issued and outstanding after the EFFECTIVE TIME.

          (c)  Any treasury shares held by WHFC and any WHFC
SHARES owned by CAMCO for its own account shall be cancelled and retired at the EFFECTIVE TIME and no consideration shall be issued in exchange therefor.

          SECTION 2.02.  WHFC OPTIONS.

          (a) At the EFFECTIVE TIME, the Westwood Homestead Financial Corporation 1997 Stock Option Plan (the "OPTION PLAN") and WHFC OPTIONS not yet exercised at such time, shall be assumed by CAMCO. No option to purchase WHFC SHARES granted under the OPTION PLAN after December 31, 1998 shall be valid in any respect.

          The number of CAMCO SHARES to be issued upon the exercise of a WHFC OPTION which is exercised after the EFFECTIVE TIME shall be equal to the number of WHFC SHARES subject to such WHFC OPTIONS immediately prior to the date of the CLOSING multiplied by the OPTION EXCHANGE RATIO (as hereinafter defined) (with the product rounded down to the next whole share), and the per share exercise price shall be adjusted by dividing the per share exercise price under each such WHFC OPTION by the OPTION EXCHANGE RATIO (with the quotient rounded up to the next whole cent). CAMCO and its Compensation Committee shall be substituted for WHFC and the Committee of the WHFC Board of Directors administering the OPTION PLAN. Each WHFC OPTION shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, dividends payable in stock, recapitalization or other similar transaction subsequent to the EFFECTIVE TIME. The OPTION EXCHANGE RATIO is the value of the PER SHARE MERGER CONSIDERATION (the CAMCO share portion determined by using the CAMCO SHARES MARKET VALUE) divided by the CAMCO SHARES MARKET VALUE.

          (b) The CAMCO SHARES covered by the WHFC OPTIONS to be issued pursuant to Section 2.02(a) shall be covered by a registration statement filed with the SEC and effective at the EFFECTIVE TIME, and CAMCO shall take all actions necessary to maintain the effectiveness of such registration statement until all WHFC OPTIONS have been exercised or terminated. When CAMCO SHARES are issued upon the exercise of WHFC OPTIONS, such CAMCO SHARES shall be duly authorized, validly issued, fully paid and non-assessable and not subject to or in violation of any preemptive rights. CAMCO shall reserve sufficient CAMCO SHARES for issuance with respect to such options. CAMCO shall also take any reasonable action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

          (c) Except as provided in this Section 2.02, all other terms and conditions of the OPTION PLAN and award grants thereunder shall remain as now existing.

          (d) In respect of any stock option which is an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "CODE"), the conversion hereby provided for shall comply with the requirements of Section 424(a) of the CODE, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424(h) of the CODE as to any stock option which is an "Incentive Stock Option".

          (e) Any holder of any WHFC OPTION may exercise such options at any time, prior to the date of the CLOSING as provided in the OPTION PLAN.

          SECTION 2.03.  SHARE CERTIFICATES IN THE MERGER.
(a) Seven business days after the EFFECTIVE TIME or as soon thereafter as practicable after the EFFECTIVE TIME, and CAMCO shall use its reasonable best efforts to accomplish such within seven business days, CAMCO shall mail to each holder of record of WHFC SHARES a form letter of transmittal and instructions for use in effecting the surrender for exchange of the certificates formerly evidencing the WHFC SHARES cancelled and extinguished as a result of the MERGER (hereinafter referred to collectively as the "CERTIFICATES" and individually as the "CERTIFICATE"). Such letter of transmittal shall specify that the risk of loss and title to CERTIFICATES shall pass only upon delivery of such certificates as specified in the Letter of Transmittal. Upon surrender of a CERTIFICATE for cancellation, together with such letter of transmittal, duly executed, the holder of such CERTIFICATE shall be entitled to receive in exchange therefor the consideration to which the holder is entitled in accordance with the provisions of this AGREEMENT, and the CERTIFICATE so surrendered shall thereafter be cancelled forthwith. CAMCO may, at its election, designate an exchange agent to discharge its duties pursuant to this Section 2.03.

          (b) In the event that any holder of WHFC SHARES cancelled and extinguished in accordance with this AGREEMENT is unable to deliver the CERTIFICATE which evidences such WHFC SHARES, CAMCO, in the absence of actual notice that any WHFC SHARES theretofore evidenced by any such CERTIFICATE have been acquired by a bona fide purchaser, shall deliver to such holder the consideration to which such holder is entitled in accordance with the provisions of this AGREEMENT upon the presentation of all of the following:

               (i)   Evidence to the reasonable satisfaction
                     of CAMCO that any such CERTIFICATE has
                     been lost, wrongfully taken or
                     destroyed;

               (ii)  Such security or indemnity as may be
                     reasonably requested by CAMCO to
                     indemnify and hold CAMCO harmless; and

               (iii) Evidence to the reasonable satisfaction
                     of CAMCO that such person is the owner
                     of the WHFC SHARES theretofore
                     represented by each CERTIFICATE claimed
                     by him to be lost, wrongfully taken or
                     destroyed and that he is the person who
                     would be entitled to present each such
                     CERTIFICATE for exchange pursuant to
                     this AGREEMENT.

          (c) In the event that delivery of the consideration provided for herein is to be made to a person other than the person in whose name the CERTIFICATE surrendered is registered, the CERTIFICATE so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the CERTIFICATE surrendered or establish to the satisfaction of CAMCO that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each CERTIFICATE shall represent for all purposes only the right to receive the number of CAMCO SHARES and cash consideration determined pursuant to this AGREEMENT.

          (d) No dividends or other distributions declared after the EFFECTIVE TIME with respect to CAMCO SHARES and payable to the holders of record thereof after the EFFECTIVE TIME shall be paid to the holder of any unsurrendered CERTIFICATE until the holder thereof shall surrender such CERTIFICATE. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a CERTIFICATE, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the CAMCO SHARES represented by such CERTIFICATE.

          (e) No consideration provided for herein shall be delivered by CAMCO to any former holder of WHFC SHARES in accordance with this AGREEMENT until such holder shall have complied with this Section 2.03.

          SECTION 2.04.  PAYMENT IN SATISFACTION OF RIGHTS.
All payments made upon the surrender of CERTIFICATES pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such CERTIFICATES.

          SECTION 2.05. NO FURTHER REGISTRATION OR TRANSFER. After the EFFECTIVE TIME, there shall be no further registration or transfer of WHFC SHARES on the stock transfer books of WHFC. In the event that, after the EFFECTIVE TIME, CERTIFICATES evidencing such WHFC SHARES are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                    ARTICLE THREE

 REPRESENTATIONS AND WARRANTIES OF WHFC AND THE BANK

          WHFC and the BANK represent and warrant to CAMCO that each of the following statements is true and accurate in all material respects, except as otherwise disclosed in a schedule provided by WHFC and the BANK to CAMCO prior to the execution of this AGREEMENT (hereinafter referred to as the "WHFC DISCLOSURE SCHEDULE"):

          SECTION 3.01. ORGANIZATION AND STANDING. (a) WHFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. WHFC is registered as a bank holding company under the Bank Holding Company Act. WHFC is in compliance in all material respects with all applicable local, state or federal laws and regulations, except to the extent that failure to be in compliance would not have a material adverse effect on WHFC and the BANK taken as a whole.

          (b) The BANK is a savings bank duly organized and validly existing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. The BANK is a member of the Federal Home Loan Bank of Cincinnati (hereinafter referred to as the "FHLB"). The deposit accounts of the BANK are insured up to applicable limits by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation (the "FDIC") (hereinafter referred to as the "SAIF"). The BANK is in compliance in all material respects with all applicable local, state or federal banking laws and regulations, including, without limitation, the regulations of the FDIC and the DIVISION, except to the extent that failure to be in compliance would not have a material adverse effect on WHFC and the BANK, taken as a whole. The BANK is a "qualified thrift lender" as defined in 12 U.S.C. 1467(a)(m) and applicable regulations.

          SECTION 3.02.  QUALIFICATION.  WHFC and the BANK
are each either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of WHFC or the BANK.

          SECTION 3.03. AUTHORITY OF WHFC AND THE BANK. This AGREEMENT has been duly executed and delivered by WHFC and the BANK. Subject to the adoption of this AGREEMENT by the WHFC shareholders, to the adoption of this AGREEMENT by WHFC as the sole shareholder of the BANK, and to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals, (a) WHFC has all requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (b) the BANK has all requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder and thereunder; (c) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by WHFC and the BANK; and (d) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC, (i) this AGREEMENT is the valid and binding agreement of WHFC, enforceable against WHFC in accordance with its terms, and

(ii) this AGREEMENT is the valid and binding agreement of the BANK, enforceable against the BANK in accordance with its terms.

          SECTION 3.04.  GOVERNING DOCUMENTS.  WHFC has
made available, or will promptly make available, to CAMCO true and accurate copies of its Articles of Incorporation and Bylaws and has granted CAMCO access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the shareholders, Board of Directors and Committees of the Board of Directors of WHFC. The BANK has made available, or will promptly make available, to CAMCO true and accurate copies of its Articles of Incorporation, Constitution and Bylaws and has granted or will grant to CAMCO access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the shareholders, Board of Directors and Committees of the Board of Directors of the BANK. The minute books of WHFC and the BANK contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their shareholders, Boards of Directors and Committees of the Boards of Directors.

          SECTION 3.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and, subject to the adoption of this AGREEMENT by the shareholders of WHFC and to the regulatory filings and approvals referenced in Section 1.04 of this AGREEMENT, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Bylaws of WHFC or the Articles of Incorporation or Constitution of the BANK; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which WHFC or the BANK is a party or by which WHFC or the BANK or their property or assets are bound;
(c) require the consent of any party to any agreement or commitment to which WHFC or the BANK is a party or by which WHFC or the BANK or their property or assets are bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of WHFC or the BANK; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of WHFC or the BANK; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of, or conditions of approval of applications or notices to, the Federal Reserve Board, the FDIC or the DIVISION.

          SECTION 3.06.  CONSENTS.  No consent, approval,
order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by WHFC or the BANK or the consummation by WHFC or the BANK of the transactions contemplated hereby, except for the filings, authorizations consents or approvals referenced in Sections 1.02, 1.03 and 1.04 of this AGREEMENT.

          SECTION 3.07. CAPITALIZATION. (a) The authorized capital of WHFC consists solely of (i) 15,000,000 common shares, One Cent ($0.01) par value per share, 2,168,818 of which are issued and outstanding and held of record by approximately 425 shareholders and 279,192 of which are reserved for issuance upon the exercise of WHFC OPTIONS, and (ii) 1,000,000 preferred shares, One Cent ($0.01) par value, none of which is issued or outstanding. All of the outstanding WHFC SHARES are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of WHFC. Upon the exercise of the WHFC OPTIONS prior to the date of the CLOSING, the WHFC SHARES to be issued in connection with the exercise of such WHFC OPTIONS will be duly authorized, validly issued, fully paid and nonassessable, will be issued in full compliance with all applicable laws and regulations, and will not be issued in violation of the preemptive right of any shareholder of WHFC. Except for the WHFC OPTIONS, each of which is identified by type (e.g. incentive stock options or non-qualified stock options), name of recipient, award date, expiration date, number of shares and exercise price per share (as such price may have been adjusted) in Section 3.07 of the WHFC DISCLOSURE SCHEDULE, and the WHFC STOCK OPTION AGREEMENT with CAMCO provided for herein, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating WHFC to issue, deliver or sell, cause to be issued, delivered or sold, or restricting WHFC from selling any additional WHFC SHARES, or obligating WHFC to grant, extend or enter into any such agreement or commitment.

          (b) The authorized capital of the BANK consists of 5,000,000 common shares, par value One Dollar ($1.00) per share, 100,000 of which are issued and outstanding and held of record by WHFC. All of the outstanding common shares of the BANK are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of the BANK. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the BANK to issue, deliver or sell, or to cause to be issued, delivered or sold, any additional BANK SHARES.

          SECTION 3.08.  SEC DOCUMENTS AND REGULATORY REPORTS.
(a) WHFC has delivered or made available to CAMCO a complete copy of all reports, prospectuses, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Act of 1933, as amended, and the Securities Act of 1934, as amended, and regulations issued pursuant thereto or mailed by WHFC or the BANK to the members or shareholders since August 15, 1996 ("SECURITIES DOCUMENTS"). The SECURITIES DOCUMENTS were timely filed, did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b)  Since August 15, 1996 each of WHFC and the
BANK has duly filed with the Federal Reserve Board, the FDIC and the Division, as the case may be, in correct form the reports required to be filed under applicable law and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law and regulation, and WHFC has previously delivered or made available to CAMCO accurate and complete copies of all such reports. In connection with the most recent examination of WHFC or the BANK by the Federal Reserve Board, the FDIC and the Division, neither WHFC nor the BANK was required to correct or change any action, procedure or proceeding which has not been corrected or changed as required.

          SECTION 3.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of WHFC and its subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, statements of stockholder equity and cash flows for each of the three fiscal years ended December 31, 1998, 1997 and 1996 together with the notes thereto, examined and reported upon by KPMG LLP, independent certified public accountants, complete copies of which have previously been delivered to CAMCO (hereinafter referred to as the "WHFC Audited Financials") have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as stated therein, and fairly present the consolidated financial position of WHFC at such date and the consolidated results of its operations and cash flows for such periods.

          (b) The unaudited consolidated statements of financial condition of WHFC as of March 31, 1999 and March 31, 1998 and related unaudited consolidated statements of income, statements of stockholders equity and cash flow for the three months then ended included in the WHFC Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as currently on file with the SEC, and previously delivered to CAMCO, (hereinafter referred to as the "WHFC INTERIM FINANCIALS") fairly present the financial position of WHFC at such dates and the results of its operations and cash flows for such periods and have been prepared in accordance with GAAP applied on a consistent basis, subject to normal recurring year-end adjustments, or as otherwise may be specified therein.

          (c) The audits of WHFC and the BANK have been conducted in all material respects in compliance with generally accepted auditing standards. The book and records of WHFC and the BANK are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of WHFC and the BANK.

          (d)  Except as disclosed in the WHFC INTERIM
FINANCIALS, as of March 31, 1999, WHFC had no liabilities or obligations material to the business condition (financial or otherwise) of WHFC and its consolidated subsidiaries taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

          (e) The WHFC AUDITED FINANCIALS and WHFC INTERIM FINANCIALS did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.10.  ABSENCE OF MATERIAL ADVERSE CHANGE:
CONDUCT OF BUSINESS. Since March 31, 1999, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of WHFC or the BANK, taken as a whole; WHFC and the BANK have conducted business only in the ordinary and usual course; and WHFC and the BANK have not:

      (a) Except for the WHFC STOCK OPTION AGREEMENT, authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities, or any obligation convertible into or exchangeable for, any shares of their capital stock;

      (b) Declared, set aside, paid or made any dividend or other distributions on their capital stock or directly or indirectly redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing;
            except a cash dividend paid by WHFC on May 24, 1999 in the amount of $0.11 per share and a cash dividend of $.12 per share declared by the Board of Directors on July 26, 1999;

       (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

       (d)   Amended their Articles of Incorporation,
             Constitution or Bylaws;

       (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

       (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect their financial position;

        (g) Cancelled any material debts or waived any material claims other than for adequate consideration;

        (h)  Incurred any material obligation or liability
             (absolute or contingent), including, without limitation, any tax liability, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred or paid in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with the transaction, contemplated by this AGREEMENT or the WHFC STOCK OPTION
             AGREEMENT;

        (i) Experienced any material change in the amount or general composition of their deposit liabilities;

        (j) Entered into or amended any employment contract with any of their employees, increased the compensation payable to any officer or director or any relative of any such employee or director, or become obligated to increase any such compensation;

        (k) Adopted or amended in any material respect any employee benefit plan, severance plan or collective bargaining agreement or made any awards or distributions under any employee benefit plan not consistent with past practice or custom;

        (l) Incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting their businesses or properties;

        (m) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

        (n) Made any (i) material investment (except investments made in the ordinary course of business and consistent with past practice) or (ii) material capital expenditure or commitment for any material addition to property, plant or equipment; or

        (o) Agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

          SECTION 3.11. PROPERTIES. (a) A list and brief description of all material fixed assets owned by WHFC or the BANK (hereinafter referred to as the "PERSONAL PROPERTY") carried on the books of WHFC or the BANK as of the date hereof, is set forth in Section 3.11(a) of the WHFC DISCLOSURE SCHEDULE. All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. WHFC or the BANK owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) to the extent stated or reserved against in the WHFC AUDITED FINANCIALS and (ii) such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

          (b)  To the knowledge of the BANK, the
documentation governing or relating to the loan and credit-related assets (hereinafter referred to as the "LOAN ASSETS") representing the loan portfolio of the BANK (hereinafter referred to as "LOAN DOCUMENTATION") is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights of the BANK in accordance with the terms of such LOAN

DOCUMENTATION, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. To the knowledge of the BANK, no debtor under any of the LOAN DOCUMENTATION has asserted any claim or defense with respect to the subject matter thereof.

          (c) A description of each parcel of real property owned by WHFC or the BANK (hereinafter referred to as the "REAL PROPERTIES") is set forth in Section 3.11(c) of the WHFC DISCLOSURE SCHEDULE. WHFC or the BANK is the owner of the REAL PROPERTIES in fee simple and has good and marketable title to the REAL PROPERTIES free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) liens for real estate taxes and assessments not yet delinquent and
(ii) utility, access and other easements, rights of way, restrictions and exceptions which do not impair the REAL PROPERTIES for the use and business being conducted thereon. No party leases any of the REAL PROPERTIES from WHFC or the BANK.

          (d)  Neither WHFC nor the BANK has received
notification from any governmental entity within the two-year period immediately preceding the date hereof of contemplated improvements to the REAL PROPERTIES or surrounding area or community by a public authority, the costs of which are to be assessed as special taxes against the REAL PROPERTIES in the future.

          (e) A description of all real property leased by WHFC or the BANK from a third party (hereinafter referred to as the "LEASED REAL PROPERTY") is set forth in Section 3.11(e) of the WHFC DISCLOSURE SCHEDULE. True and correct copies of all leases in respect of the LEASED REAL PROPERTY (hereinafter referred to as the "REAL PROPERTY LEASES") and all attachments, amendments and addenda thereto have been delivered by WHFC and the BANK to CAMCO. The REAL PROPERTY LEASES create, in accordance with their terms, valid, binding leasehold interests of WHFC or the BANK in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. WHFC and the BANK have complied in all material respects with all of the provisions of the REAL PROPERTY LEASES required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the REAL PROPERTY LEASES.

          (f) A description of all personal property leased by WHFC or the BANK from a third party (hereinafter referred to as the "LEASED PERSONAL PROPERTY") is set forth in Section 3.11(f) of the WHFC DISCLOSURE SCHEDULE. The PERSONAL PROPERTY LEASES create, in accordance with their terms, valid and binding leasehold interests of WHFC or the BANK in all of the LEASED PERSONAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. WHFC and the BANK have complied in all material respects with all of the provisions under the PERSONAL PROPERTY LEASES required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the PERSONAL PROPERTY LEASES.

          SECTION 3.12.  ALLOWANCE FOR LOAN LOSSES.   The
allowance for loan losses reflected on the WHFC AUDITED FINANCIALS is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

          SECTION 3.13.  INVESTMENTS.  Section 3.13 of the
WHFC DISCLOSURE SCHEDULE sets forth (a) a true, accurate and complete list of all investments, other than investments in the PERSONAL PROPERTY, LOAN ASSETS and REAL PROPERTIES, owned by WHFC or the BANK (hereafter referred to as the "INVESTMENTS") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and (b) a true, accurate and complete list of the names of each bank or other depository in which either WHFC or the BANK has an account or safe deposit box, including, without limitation, accounts with the FHLB, and the names of all persons authorized to draw thereon or to have access thereto. The INVESTMENTS are owned by WHFC or the BANK free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by WHFC or the BANK at any time. Neither WHFC nor the BANK is a party to or has any interest in any repurchase agreements or reverse repurchase agreements. There are no outstanding letters of credit issued by the BANK.

          SECTION 3.14. DERIVATIVE TRANSACTIONS. Neither WHFC nor the BANK is a party to any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreements or other derivative instruments.

          SECTION 3.15. TAXES. (a) WHFC and the BANK have duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof, except to the extent that all such failures to file, taken together, are not reasonably likely to have a material adverse effect on WHFC and the BANK taken as a whole, and have paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by WHFC or the BANK. Neither WHFC nor the BANK has, to their knowledge, any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever, and there is no basis for any additional material claims or assessments. True copies of the federal, state and local income tax returns of WHFC or the BANK for each of the three tax years ended December 31, 1998, 1997 and 1996, have been delivered to CAMCO.

     (b) There are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted, except as disclosed in
Section 3.15(b) of the DISCLOSURE SCHEDULE. Neither WHFC nor the BANK has executed or filed with the Internal Revenue Service (hereinafter referred to as the "IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is

WHFC or the BANK a party to any action or proceeding of any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of the BANK. There is no outstanding assessment or claim for collection of taxes against WHFC or the BANK. Neither WHFC nor the BANK has received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency with respect to any federal, state or local taxes. No tax return of WHFC or the BANK is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of WHFC or the BANK, and WHFC and the BANK have no reason to believe that any deficiency would be asserted relating thereto. Except as disclosed in Section 3.15(b) of the DISCLOSURE SCHEDULE: (i) neither WHFC nor the BANK has ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the CODE) filing consolidated returns, other than the affiliated group of which WHFC is the parent; and (ii) neither WHFC nor the BANK is a party to any tax sharing agreement.

          SECTION 3.16.  MATERIAL CONTRACTS.  (a) Except as
set forth in Section 3.16(a) of the WHFC DISCLOSURE SCHEDULE, neither WHFC nor the BANK is a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $15,000 for any one project or $30,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by WHFC or the BANK of an amount exceeding $15,000 in the aggregate or extending for more than six months from the date hereof; (iii) contract or option for the purchase of any property, real or personal, for an amount exceeding $15,000; (iv) letter of credit or indemnity calling for payment of more than $15,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of WHFC or the BANK;
(vii) contracts or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with "affiliates" of that person) in excess of $100,000 in the aggregate, except for contracts or commitments entered into in the ordinary course of business; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of WHFC or the BANK; (ix) note, debenture or loan agreement pursuant to which WHFC or the BANK has incurred indebtedness other than deposit liabilities and advances from the FHLB; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development and construction loan; (xiv) commitment or agreement to do any of the foregoing; or (xv) other contract, agreement or commitment made outside the ordinary course of business. (The contracts, agreements, commitments and other arrangements described in clauses (i) through (xv) of this Section 3.16(a) are hereinafter collectively referred to as the "CONTRACTS").

          (b)  Except as set forth in the DISCLOSURE
SCHEDULE, WHFC or the BANK has previously delivered to CAMCO (i) copies of all of the CONTRACTS and (ii) all form lending agreements and deposit forms used by the BANK in the ordinary course of business.

          (c) Neither WHFC nor the BANK is in material default under any CONTRACT and no claim of such default by any party has been made or is now, to the knowledge of WHFC or the BANK, threatened, except to the extent such a default would not have a material adverse effect on WHFC and the BANK taken as a whole. To the knowledge of WHFC and the BANK there does not exist any event which, with notice or lapse of time or both, would constitute a material default by WHFC or the BANK under, or would excuse performance by any party thereto from, any CONTRACT, except to the extent such a default would not have a material adverse effect on WHFC and the BANK taken as a whole.

          SECTION 3.17. INSURANCE. All material properties and operations of WHFC and the BANK are insured in amounts and types as are customary for savings banks similarly situated. The performance by the officers and employees of WHFC and the BANK of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

          SECTION 3.18.  LITIGATION.  Except as set forth in
Section 3.18 of the WHFC DISCLOSURE SCHEDULE, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of WHFC or the BANK in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) neither the management of WHFC nor the BANK has any knowledge of any basis for any such action, suit, proceeding or investigation, and (c) neither WHFC nor the BANK is in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          SECTION 3.19. PERMITS AND LICENSES. WHFC and the BANK each has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

          SECTION 3.20.  EMPLOYEE BENEFIT PLANS; ERISA. (a)
Section 3.20(a) of the WHFC DISCLOSURE SCHEDULE sets forth a true and complete list of all qualified pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of WHFC or the BANK. Copies of such plans and agreements, together with (i) , when applicable, the most recent actuarial and financial reports prepared with respect to any such plan, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters received from governmental agencies and any open requests for rulings or letters that pertain to any such plan, have been delivered to CAMCO.

          (b) Except as may be disclosed in Section 3.20(b) of the WHFC DISCLOSURE SCHEDULE, WHFC and the BANK do not currently maintain any "employee pension benefit plan," as defined in Section 3(2) of ERISA, (each such plan, together with any related trust or other funding mechanism, as maintained by WHFC or the BANK, hereinafter referred to as a "PENSION BENEFIT PLAN"), which is intended to be qualified under Section 401(a) of the CODE.

          (c) Neither WHFC nor the BANK currently maintains, nor have they ever maintained, any PENSION BENEFIT PLAN subject to the provisions of Title IV of The Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA").

          (d) WHFC and the BANK do not currently participate in, nor have they ever participated in, any multiemployer plan, as such term is defined in Section 3(37) of ERISA.

          (e) All of the PENSION BENEFIT PLANS have complied and comply currently in all material respects, both as to form and operation, with the provisions of ERISA and the CODE, where required in order to be tax-qualified under Section 401(a) of the CODE, and all other applicable laws, rules and regulations. Neither WHFC nor the BANK is aware of any event which might jeopardize the tax qualified status of any PENSION BENEFIT PLAN. Each PENSION BENEFIT PLAN which is intended to be qualified under Section 401(a) of the CODE has received a determination letter from the IRS which considers amendments made to the CODE by the Tax Reform Act of 1986. All reports required by any governmental agency with respect to each PENSION BENEFIT PLAN have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such PENSION BENEFIT PLAN within the time required by law.

          (f) Each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, (each such plan together with any related trust or other funding mechanism, as maintained by WHFC or the BANK, hereinafter referred to as a "WELFARE BENEFIT PLAN") has been administered to date in all material respects in compliance with the requirements of the CODE and ERISA, and, where applicable, all state insurance laws, and all reports required by any governmental agency with respect to each WELFARE BENEFIT PLAN has been timely filed with such agency and, where required, distributed to participants and beneficiaries of such WELFARE BENEFIT PLAN within the time required by law, and each Plan which constitutes a "group health plan" as defined in
Section 5000(b)(1) of the CODE, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the CODE.

          (g)  Neither WHFC nor the BANK nor, to the
knowledge of WHFC or the BANK, any plan fiduciary of any WELFARE BENEFIT PLAN or PENSION BENEFIT PLAN has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the CODE) for which no exemption exists under Section 4975(c)(1) of the CODE.

          (h) Each PENSION BENEFIT PLAN which is intended to be an employee stock ownership plan ("ESOP"), or defined in
Section 4975(e)(7) of the CODE, is and has been administered in substantial compliance with the applicable provisions of Sections 4975 and 409 of the CODE and the regulations thereunder; and any outstanding loan to which any such ESOP is a party constitutes an "exempt loan" as described in Section 54.4975-7 of the IRS Regulations.

          (i) The ESOP is in compliance with all applicable laws, including the Change in Bank Control Act of 1978, 12 USC
1817(j).

          SECTION 3.21. ENVIRONMENTAL MATTERS. (a) WHFC and the BANK, to the knowledge of WHFC or the BANK, are in material compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined). WHFC and the BANK have not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) WHFC or the BANK is not in compliance with all applicable ENVIRONMENTAL LAWS or (ii) any properties or assets of WHFC or the BANK may have been affected by any MATERIALS OF ENVIRONMENTAL CONCERN (hereinafter defined). All permits and other governmental authorizations currently held or being applied for by WHFC or the BANK pursuant to the ENVIRONMENTAL LAWS are set forth in Section 3.21(a) of the WHFC DISCLOSURE SCHEDULE.

          (b) There is no ENVIRONMENTAL CLAIM (hereinafter defined) pending or, to the knowledge of WHFC or the BANK, threatened (i) against WHFC or the BANK, (ii) against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by WHFC or the BANK either contractually or by operation of law, or (iii) against any real or personal property which WHFC or the BANK owns, leases, manages, supervises or participates in the management of, or, to the knowledge of WHFC or the BANK, in which WHFC or the BANK holds a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on WHFC or the BANK.

          (c) There are no present or, to the knowledge of WHFC and the BANK, past activities, conditions, or incidents, including, without limitation, the release or disposal of any MATERIAL OF ENVIRONMENTAL CONCERN, that could reasonably form the basis of any ENVIRONMENTAL CLAIM against WHFC or the BANK or against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by WHFC or the BANK, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on WHFC or the BANK.

          (d)  Section 3.21(d) of the WHFC DISCLOSURE
SCHEDULE sets forth an accurate and complete list of outstanding loans of the BANK as to which the borrower has submitted (or is required to submit) to the BANK any environmental audits or reports regarding any real property securing such loan and a brief description of the environmental audit or report, to the extent applicable. WHFC and the BANK will make available to CAMCO all such environmental audits and reports.

          (e)  As used in this AGREEMENT:

               (i)  "ENVIRONMENTAL CLAIM" means any claim,
cause of action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, or release into the environment, of any MATERIAL OF ENVIRONMENTAL CONCERN at any location, whether or not owned by WHFC or the BANK or (II) circumstances forming the basis of any violation, or alleged violation, of any ENVIRONMENTAL LAW;

               (ii) "ENVIRONMENTAL LAWS" means all laws and regulations relating to pollution or protection of human health or the environment including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of MATERIALS OF ENVIRONMENTAL CONCERN, or otherwise relating to the use, treatment, storage, disposal, transport or handling of MATERIALS OF ENVIRONMENTAL CONCERN; and

               (iii)  "MATERIALS OF ENVIRONMENTAL CONCERN"
shall mean (I) any "hazardous waste" as defined in 42 U.S.C.
Section 6903, as amended from time to time, and regulations promulgated thereunder from time to time; (II) any "hazardous substance" as defined in 42 U.S.C. Section 9601, as amended from time to time, and regulations promulgated thereunder from time to time; (III) asbestos; (IV) PCB's; (V) any substance the presence of which on WHFC's or the BANK's property is prohibited by any applicable law, ordinance, or regulation; (VI) petroleum products; and (VII) underground storage tanks and above ground storage tanks.

          SECTION 3.22.  EMPLOYMENT MATTERS.  WHFC and the
BANK are in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of WHFC and the BANK taken as a whole. No unfair labor practice complaint against WHFC or the BANK is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending, or to the knowledge of WHFC and the BANK, threatened against or involving WHFC or the BANK. No representation question exists in respect of the employees of WHFC or the BANK and no labor grievance which might have a material adverse effect upon WHFC or the BANK or the conduct of their businesses is pending or, to the knowledge of WHFC or the BANK, threatened. Neither WHFC nor the BANK has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of WHFC or the BANK, and, to the knowledge of WHFC and the BANK, there is no present effort nor existing proposal to attempt to unionize any group of employees of WHFC or the BANK.

          SECTION 3.23. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to CAMCO in writing by or on behalf of WHFC and the BANK in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the WHFC DISCLOSURE SCHEDULE, but excluding statements or information pertaining to parties unrelated to WHFC or the BANK, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.24.  PROXY MATERIALS.  None of the
information relating to WHFC or the BANK included in the JOINT PROXY STATEMENT which is to be mailed to the shareholders of WHFC and CAMCO in connection with any meeting of shareholders convened in accordance with Sections 1.03, 6.02 and 6.03 of this AGREEMENT will, at the time the JOINT PROXY STATEMENT is mailed or at the time of the meeting to which the JOINT PROXY STATEMENT relates, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except to the extent it contains information about CAMCO provided in writing to WHFC or the BANK by CAMCO.

          SECTION 3.25. BROKERS. Except for amounts payable to Charles Webb & Company, a division of Keefe, Bruyette & Webb, Inc. (hereinafter referred to as "WEBB"), as disclosed in
Section 3.25 of the WHFC DISCLOSURE SCHEDULE, there are no claims or agreements for brokerage commission, finder's fees, or similar compensation in connection with the transactions contemplated by this AGREEMENT payable by WHFC or the BANK.

          SECTION 3.26.  REGULATORY ENFORCEMENT.  Neither
WHFC nor the BANK is subject to, or has received any notice or advice that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of banks or savings banks or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to WHFC or the BANK; neither WHFC nor the BANK has received any notice or advice that it is not in substantial compliance with any statute or regulation, except where failure to comply would not have a material adverse effect upon WHFC and the BANK taken as a whole; and WHFC and the BANK have received no notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.

          SECTION 3.27.  TAX TREATMENT OF MERGER.  Neither
WHFC nor the BANK has taken any action that is reasonably likely to prevent the transactions contemplated hereby, including the MERGER, from qualifying as a reorganization within the meaning of Section 368(a) of the CODE.

          SECTION 3.28.  SUBSIDIARIES:  EQUITY INTEREST.
The term "subsidiary" means an organization or entity which is consolidated or is eligible to be consolidated with a party to this AGREEMENT for financial reporting purposes. Except for the BANK, WHFC has no subsidiaries. Except for shares of the BANK owned by WHFC and of the Federal Home Loan

Bank of Cincinnati owned by the BANK or as set forth in Section
3.28 of the WHFC DISCLOSURE SCHEDULE, neither WHFC nor the BANK owns, beneficially or otherwise, any shares of EQUITY SECURITIES (as defined below) or similar interest of any corporation, bank, business trust, association or similar organization. "EQUITY SECURITIES" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Neither WHFC nor the BANK is a party to any partnership or joint venture.

          SECTION 3.29.  MANAGEMENT RECOGNITION PLAN.  The
WHFC DISCLOSURE SCHEDULE lists the names of the recipients, award dates, forfeitures, distribution dates and number of shares awarded and unawarded relating to and arising out of the Management Recognition Plan of WHFC. Thirty-three thousand, sixty (33,060) WHFC SHARES are unawarded and may be returned to WHFC at the direction of the WHFC Board of Directors. No trustee reports or accounts have ever been made.

          SECTION 3.30. YEAR 2000. WHFC and the BANK have delivered to CAMCO a complete and accurate copy of its year 2000 plan, including an estimate of the anticipated associated costs for addressing the issues set forth in the applicable statements of the Federal Financial Institutions Examination Council and such plan is in material compliance with the schedule set forth in such statements.

          SECTION 3.31.  FAIRNESS OPINION.  WHFC has received an
opinion of Webb to the effect that, as of the date hereof, the consideration to be received by the shareholders of WHFC pursuant to this AGREEMENT is fair from a financial point of view to the shareholders of WHFC.

          SECTION 3.32.  REQUIRED VOTE; ANTI-TAKEOVER
PROVISIONS. (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of WHFC is the only vote of shareholders of WHFC required to approve this AGREEMENT and the transactions contemplated hereby on behalf of WHFC.

          (b) Neither WHFC nor the BANK is an "interested shareholder" of CAMCO within the meaning of Section 203(c)5 of the DGCL.

          (c) The Board of Directors of WHFC has taken all necessary steps by all required votes so that the provisions of
Article XIV of WHFC's Articles of Incorporation do not and will not apply to this AGREEMENT and the WHFC STOCK OPTION AGREEMENT and the transactions contemplated hereby and thereby.

          (d)  This AGREEMENT and the WHFC STOCK OPTION
AGREEMENT have been approved by more than two-thirds of WHFC's
"continuing directors" as defined in WHFC's Articles of Incorporation.

          SECTION 3.33.  NO APPRAISAL RIGHTS.  Shareholders
of WHFC are not entitled to the rights described in Section
23-1-44-8 of the IBCL.

          SECTION 3.34.  DISABILITY PLANS.  WHFC and the BANK
are parties to or participant in or sponsor only one disability benefit plan or disability salary continuation plan.

          SECTION 3.35.  GRANTOR TRUST AGREEMENT.  The Grantor
Trust of June 22, 1998 has never been funded with cash or other assets by WHFC or the BANK and no reports or accounts have ever been made by the Trustee.

                    ARTICLE FOUR

       REPRESENTATIONS AND WARRANTIES OF CAMCO

          CAMCO represents and warrants to WHFC and the BANK that each of the following statements is true and accurate in all material respects:

          SECTION 4.01.  ORGANIZATION AND STANDING.  CAMCO
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. CAMCO is registered as a savings and loan holding company under the Home Owners Loan Act ("HOLA"). CAMCO is in compliance in all material respects with all applicable local, state and federal laws and regulations, including without limitation, the OTS Regulations.

          SECTION 4.02.  QUALIFICATION.  CAMCO is either
duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of CAMCO.

          SECTION 4.03. AUTHORITY OF CAMCO. This AGREEMENT has been duly executed and delivered by CAMCO. Subject to the adoption of this AGREEMENT by the CAMCO shareholders and to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals,(a) CAMCO has all requisite corporate power and authority to enter into this AGREEMENT and to perform its obligations hereunder; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by CAMCO; and (c) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C

Section 1818(b) or by the appointment of a conservator by the FDIC, this AGREEMENT is the valid and binding agreement of CAMCO, enforceable against CAMCO in accordance with its terms.

          SECTION 4.04.  GOVERNING DOCUMENTS.  CAMCO has
made available, or will promptly make available, to WHFC true and accurate copies of the CAMCO Certificate of Incorporation and Bylaws and has granted WHFC access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the stockholders, Board of Directors and Committees of the Board of Directors of CAMCO. The minute books of CAMCO contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their shareholders, Boards of Directors and Committees of the Boards of Directors.

          SECTION 4.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and, subject to the adoption of this AGREEMENT by the shareholders of CAMCO and the regulatory filings and approvals referenced in Section 1.04 of this AGREEMENT, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or Bylaws of CAMCO; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which CAMCO is a party or by which CAMCO or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which CAMCO is a party or by which CAMCO or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of CAMCO; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of CAMCO; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of or conditions of approval of applications or notices to the OTS or the FDIC.

          SECTION 4.06.  CONSENTS.  No consent, approval,
order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by CAMCO or the consummation by CAMCO of the transactions contemplated hereby, except for filings, authorizations, consents or approvals referenced in Sections 1.02, 1.03 and 1.04 of this AGREEMENT.

          SECTION 4.07.  CAPITALIZATION.  The authorized
capital of CAMCO consists solely of (i) 8,900,000 shares of common stock, par value One Dollar ($1.00) per share, 5,720,888 of which are issued and outstanding and 369,521 of which are reserved for issuance upon the exercise of outstanding stock options (the "CAMCO OPTIONS"), and (ii) 100,000 preferred shares, One Dollar ($1.00) par value per share, none of which is issued or outstanding. All of the outstanding CAMCO SHARES are, and, when issued in accordance with this AGREEMENT, the CAMCO SHARES to be issued upon exchange for the WHFC SHARES shall be, duly authorized, validly issued, fully paid and nonassessable, issued in full compliance with all applicable laws, and not issued in violation of the preemptive right of any person. Except for the CAMCO OPTIONS, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating CAMCO to issue, deliver or sell, cause to be issued, delivered or sold, or restricting CAMCO from selling any additional CAMCO SHARES, or obligating CAMCO to grant, extend or enter into any such agreement or commitment.

          SECTION 4.08.  SEC REPORTS.  CAMCO has delivered
to WHFC copies of the following documents, each of which has been filed with the SEC (hereinafter referred to as the "CAMCO
SEC FILINGS"):

          (a) The Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1998, 1997 and 1996;

          (b) The Annual Report to Stockholders for each of the fiscal years ended December 31, 1998, 1997 and 1996;

          (c) The Proxy Statement for use in connection with each of the 1999, 1998 and 1997 Annual
               Meetings of Stockholders; and

          (d) The Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

The CAMCO SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of CAMCO as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three fiscal years ended December 31, 1998, 1997 and 1996, together with notes thereon, examined and reported upon by Grant Thornton, L.L.P., (hereinafter referred to as "GRANT") complete copies of which have previously been delivered to WHFC (hereinafter referred to as the "CAMCO AUDITED FINANCIALS"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of CAMCO at such dates and the results of its operations and cash flows for such periods.

          (b) The unaudited consolidated statements of financial condition of CAMCO as of March 31, 1999 and March 31, 1998, and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for each of the three months ended March 31, 1999 and 1998, complete copies of which have previously been delivered to WHFC (hereinafter referred to as the "CAMCO INTERIM FINANCIALS"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of CAMCO at such dates and the results of its operations and cash flows for such periods.

          (c) The audits of CAMCO have been conducted in all material respects in accordance with GAAP. The books and records of CAMCO are being maintained in material compliance with applicable legal and accounting requirements and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CAMCO.

          (d) Except as disclosed in the CAMCO INTERIM FINANCIALS, as of March 31, 1999, CAMCO had no liabilities or obligations material to the business condition (financial or otherwise) of CAMCO taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

          (e)  The CAMCO AUDITED FINANCIALS and the CAMCO
INTERIM FINANCIALS did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.10.  ABSENCE OF MATERIAL ADVERSE CHANGE.
Since March 31, 1999, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of CAMCO and its consolidated subsidiaries, taken as a whole.

          SECTION 4.11. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the CAMCO AUDITED FINANCIALS is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

          SECTION 4.12.  REPORTS AND RECORDS.  CAMCO has
filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the SEC, the OTS or the FDIC. All such documents and reports complied in all material respects with applicable requirements of laws and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.13. TAXES. CAMCO has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by CAMCO. CAMCO has no liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever, and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which may have accrued since December 31, 1999, in the ordinary course of business. No proposed additional taxes, interest or penalties have been asserted by applicable taxing authorities.

          SECTION 4.14.  PERMITS AND LICENSES.  CAMCO has
all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

          SECTION 4.15.  UNTRUE STATEMENTS AND OMISSIONS.
The certificates, statements and other information furnished to WHFC in writing by or on behalf of CAMCO in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.16.  PROXY MATERIALS.  None of the
information relating to CAMCO or included in the JOINT PROXY STATEMENT will, at the time the JOINT PROXY STATEMENT is mailed or at the time of the meetings to which the JOINT PROXY STATEMENT relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

          SECTION 4.17.  BROKERS.  Except for amounts
payable to Tucker, Anthony, Cleary, Gull, there are no claims or agreements for brokerage commissions, finder's fees, or similar compensation in connection with the transactions contemplated by this AGREEMENT payable by CAMCO.

          SECTION 4.18.  REGULATORY ENFORCEMENT.  CAMCO is
not subject to, nor has it received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of savings banks, savings associations or holding companies of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to CAMCO, and CAMCO has received no notice from any governmental agency threatening to revoke any license, franchise, permit or governmental authority.

          SECTION 4.19.  TAX TREATMENT OF MERGER.  CAMCO
has taken no action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the MERGER, from qualifying as a "reorganization" within the meaning of Section
368(a) of the CODE.

          SECTION 4.20.  WHFC SHARES OWNED BY CAMCO. Except as
provided in the WHFC STOCK OPTION AGREEMENT, neither CAMCO nor any of its subsidiaries beneficially own any WHFC SHARES.

          SECTION 4.21. FAIRNESS OPINION. CAMCO has received an opinion of Tucker, Anthony, Cleary, Gull to the effect that as of the date hereof the consideration to be paid to the shareholders of WHFC pursuant to this AGREEMENT is fair from a financial point of view to the shareholders of CAMCO.

          SECTION 4.22.  LITIGATION.  Except as disclosed
in the CAMCO SEC FILINGS, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of CAMCO in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) the management of CAMCO has no knowledge of any basis for any such action, suit, proceeding or investigation, and (c) CAMCO is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          SECTION 4.23. REQUIRED VOTE. The affirmative vote of the holders of a majority of the issued and outstanding shares of CAMCO is the only vote of shareholders of CAMCO required to approve this AGREEMENT and the transactions contemplated hereby on behalf of CAMCO.

          SECTION 4.24. MATERIAL CONTRACTS. CAMCO is not in material default under any material contract and no claim of such default by any party has been made or is now, to the knowledge of CAMCO, threatened. There does not exist any event which, with notice or lapse of time or both, would constitute a material default by CAMCO under, or would excuse performance by any party thereto from, any material contract.

          SECTION 4.25. INSURANCE. All material properties and operations of CAMCO are adequately insured for its benefit. The performance by the officers and employees of CAMCO of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

          SECTION 4.26.  ENVIRONMENTAL MATTERS.  (a) CAMCO,
to its knowledge, is in material compliance with all applicable ENVIRONMENTAL LAWS. CAMCO has not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) CAMCO is not in compliance with all applicable ENVIRONMENTAL LAWS or (ii) any properties or assets of CAMCO may have been affected by any MATERIALS OF ENVIRONMENTAL CONCERN.

          (b) There is no ENVIRONMENTAL CLAIM pending or, to the knowledge of CAMCO, threatened (i) against CAMCO, (ii) against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by CAMCO either contractually or by operation of law, or (iii) against any real or personal property which CAMCO owns, leases, manages, supervises or participates in the management of, or, to the knowledge of CAMCO, in which CAMCO holds a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on CAMCO.

          (c) There are no present or, to the knowledge of CAMCO, past activities, conditions, or incidents, including, without limitation, the release or disposal of any MATERIAL OF ENVIRONMENTAL CONCERN that could reasonably form the basis of any environmental claim against CAMCO or against any person or entity whose liability for any environmental claim has or may have been retained or assumed by CAMCO, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on CAMCO.

          SECTION 4.27.  YEAR 2000.  CAMCO's Year 2000 Plan
is in material compliance with the applicable statements of the Federal Financial Institutions Examination Council.

                    ARTICLE FIVE

                      COVENANTS

          SECTION 5.01. CONDUCT OF WHFC'S AND THE BANK'S BUSINESS. From the date of this AGREEMENT until the EFFECTIVE TIME, WHFC and the BANK, except with the prior written consent of CAMCO, which shall not be unreasonably withheld, will each conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Notwithstanding the foregoing, without the prior written consent of CAMCO, which shall not be unreasonably withheld, neither WHFC nor the BANK will:

          (a) Except for the WHFC STOCK OPTION AGREEMENT, authorize or agree to authorize the creation or issuance of, or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which WHFC or the BANK is the issuer, or any obligations convertible into or exchangeable for any shares of its capital stock, other than WHFC SHARES issued in connection with the exercise of WHFC OPTIONS;

          (b) Declare, set aside, pay or make any dividend or other distribution on its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares thereof or enter into any agreement with respect to the foregoing, except that WHFC may declare and pay a regular quarterly cash dividend of $0.12 per share in each calendar quarter between the date of this AGREEMENT and the EFFECTIVE TIME. CAMCO and WHFC will coordinate dividends so that only one dividend will be paid in each calendar quarter.

          (c) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

          (d)  Amend their Articles of Incorporation,
               Constitution or Bylaws;

          (e)  Purchase, sell, assign or transfer any
               material tangible asset or any material
               patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property, other than in the ordinary course of business and in accordance with past practice;

          (f) Mortgage, pledge, grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB or to secure public deposits and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

          (g) Waive any rights of material value or cancel any material debts or claims;

          (h) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB;

          (i) Cause any material adverse change in the amount or general composition of deposit liabilities or other liabilities;

          (j) Except as specifically provided herein, enter into or amend any employment contract with any of its employees, increase the compensation payable to any officer or director or any relative of any such officer or director or become obligated to increase any such compensation, provided, that officers who are not a party to an employment contract or severance agreement may receive increases in compensation consistent with past practice;

          (k) Except as specifically provided herein, adopt or amend in any material respect any employee or director benefit plan, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plan not consistent with past practice or custom;

          (l) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity, except FHLB stock;

          (m) Make any material capital expenditure or commitment for any material addition to property, plant, or equipment;

          (n) Originate or issue a commitment to originate any loan secured by one- to four-family residential real estate in a principal amount of $400,000 or more or any loan secured by nonresidential real estate in a principal amount of $400,000 or more;

          (o) Except for FHLB advances, the aggregate amount of which at any time shall not exceed Thirty-three Million Dollars ($33,000,000), plus such additional amount as may be obtained with the right of prepayment at any time without penalty or premium, and deposit taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

          (p) Establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

          (q) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than U.S. government and U.S. agency obligations and deposits in an overnight account at the FHLB;

          (r) Increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in the BANK's market;

          (s) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that the BANK shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products; or

          (t) Agree, whether in writing or otherwise, to take any action described in this Section
               5.01.

          SECTION 5.02.  ACQUISITION TRANSACTIONS.  WHFC
and the BANK shall (i) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, WHFC or the BANK (hereinafter collectively referred to as

"ACQUISITION TRANSACTIONS"), (ii) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give CAMCO prompt notice of any such inquiries, offers or proposals. The foregoing shall not apply however to the consideration of an inquiry, offer or proposal not solicited by WHFC or the BANK or any of their respective officers, directors, agents or affiliates which relates to the possible sale or other disposition of WHFC SHARES or the BANK SHARES by shareholders or the possible sale or other disposition of all or substantially all of WHFC's or the BANK's assets to, or merger or consolidation with, another corporation or association if and to the extent that the board of directors of WHFC reasonably determines in good faith after consultation with Webb and counsel to WHFC that failure to consider such ACQUISITION TRANSACTION could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of WHFC; provided, however, that WHFC shall give CAMCO prompt notice of any such proposal of an ACQUISITION TRANSACTION and keep CAMCO promptly informed regarding the substance thereof and the response of the board of directors of WHFC thereto.

          SECTION 5.03. ACCOUNTING POLICIES. Before the EFFECTIVE TIME and at the request of CAMCO, WHFC or the BANK shall promptly (a) establish and take such reserves and accruals to conform the BANK's loan, accrual and reserve policies to CAMCO's policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the MERGER and restructuring charges related to or to be incurred in connection with the MERGER, to the extent permitted by law and consistent with GAAP and with the fiduciary duties of the officers and directors of WHFC and the BANK; provided, however, that neither WHFC nor the BANK shall be obligated to make any such changes or adjustments unless they have received a written certification from CAMCO that all conditions set forth in Sections 7.01(a) through (e), have been satisfied or waived and further provided that no basis for termination of this AGREEMENT by any party pursuant to Article Eight is then extant.

     .    SECTION 5.04   TAX REPRESENTATION.  WHFC and the
BANK will use their reasonable efforts to cause the MERGER, and will take no action which would cause the MERGER not, to qualify for treatment as a "reorganization" within the meaning of
Section 368(a) of the CODE for federal income tax purposes.


                     ARTICLE SIX

                 FURTHER AGREEMENTS

          SECTION 6.01.  REGULATORY APPROVALS; COOPERATION.
(a) CAMCO shall use its best efforts to file within 45 days of the date hereof all REGULATORY APPLICATIONS required in order to consummate the MERGER. CAMCO shall keep WHFC reasonably informed as to the status of such applications and make available to WHFC copies of such applications as filed and any supplementary filed materials and all responses from the regulatory authorities. WHFC and the BANK shall have the right to review and approve in advance all characterizations of the information relating to WHFC or the BANK, as the case may be, which appear in any REGULATORY APPLICATION. In addition, CAMCO shall furnish to WHFC for review a copy of each REGULATORY APPLICATION prior to its filing.

          (b) WHFC and the BANK will cooperate and will cause their respective directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with CAMCO in connection with the preparation of the REGULATORY APPLICATIONS and the REGISTRATION STATEMENT.

          (c)  CAMCO will cooperate and will cause its
directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with WHFC in connection with the preparation of the REGISTRATION STATEMENT and the JOINT PROXY STATEMENT.

          SECTION 6.02. SPECIAL MEETING OF SHAREHOLDERS OF WHFC. WHFC shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this AGREEMENT as required by applicable law. WHFC shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this AGREEMENT. The Board of Directors of WHFC shall (i) to the extent consistent with their fiduciary duties, recommend to its shareholders the adoption of this AGREEMENT and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith and (ii) use their reasonable efforts to obtain the necessary adoptions by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby. Notwithstanding the foregoing, if the Board of Directors of WHFC shall have reasonably determined in good faith in accordance with Section
5.02 of this AGREEMENT that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of WHFC, then the Board of Directors of WHFC shall not be obligated to recommend to its shareholders adoption of this AGREEMENT or to present this AGREEMENT to the shareholders of WHFC for their adoption at a meeting or to hold a meeting for such purpose.

          SECTION 6.03. SPECIAL MEETING OF SHAREHOLDERS OF CAMCO. CAMCO shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this AGREEMENT as required by applicable law. CAMCO shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this AGREEMENT. The Board of Directors of CAMCO shall (i) recommend to its stockholders the adoption of this AGREEMENT and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith and (ii) use their reasonable efforts to obtain the necessary adoption by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby.

          SECTION 6.04.  AFFILIATES COMPLIANCE WITH THE
1933 ACT. (a) Within 45 days after the date of this AGREEMENT, WHFC shall identify to CAMCO all persons who WHFC reasonably believes to be "affiliates," as defined in paragraphs (c) and
(d) of Rule 145 under the 1933 ACT (hereinafter referred to as the "AFFILIATES"). Thereafter and until the EFFECTIVE TIME, WHFC shall identify to CAMCO each additional person whom it reasonably believes to have thereafter become its AFFILIATE.

          (b) WHFC shall use its best efforts to obtain from each person who is identified as an AFFILIATE for delivery to CAMCO before the EFFECTIVE DATE a written agreement in which such AFFILIATE confirms that the CAMCO SHARES received by such AFFILIATE in the MERGER shall be transferable only in accordance with Rule 145 of the 1933 ACT.

          SECTION 6.05.  EMPLOYEES.  (a)  All employees of
the BANK on July 1, 1999 who are actively employed at the EFFECTIVE TIME shall, upon satisfactory review of employment files and subject to CAMCO employee standards of performance, continue as employees of the BANK at the EFFECTIVE TIME and, with respect to employees who are not currently covered by a written employment or severance agreement with the BANK, shall be employed as at will employees at the same base compensation they are receiving from the BANK. Any employee who is currently covered by a written employment or severance agreement will continue his employment in accordance with the terms of such written agreement except as provided in this AGREEMENT. Except as specifically provided in this AGREEMENT, no employee of the BANK shall be entitled to be eligible for or participate in any qualified or non-qualified employee benefit program or plan maintained by CAMCO or its subsidiaries.

          (b) Prior to the EFFECTIVE TIME and subject to CAMCO's approval, CAMCO will authorize the BANK to enter into a new employment agreement with Michael P. Brennan effective at such time for a term of three years and otherwise upon substantially identical terms and conditions (including compensation) as are contained in the employment agreement of February 6, 1995 as amended on March 25, 1996, February 18, 1997 and June 22, 1998, except that: (i) the transactions contemplated by this AGREEMENT will not be deemed a change of control and the employee will waive all rights under the existing or new contract with respect to this transaction as set forth in this AGREEMENT, and will execute a written release of all claims pursuant to his existing employment contract; and
(ii) the provisions of the 1998 amendment related to the Westwood Homestead Grantor Trust shall not be applicable and the Westwood Homestead Grantor Trust shall be terminated with respect to said employment contract.

          (c) Prior to the EFFECTIVE TIME, BANK will: (i) enter into an employment agreement with Gerald T. Mueller, effective as of the EFFECTIVE TIME and upon substantially identical terms and conditions as the new employment agreement with Michael P. Brennan entered into pursuant to Section 6.05(b) hereof (other than compensation), except that the term of such agreement shall be one year and Mr. Mueller's compensation from the BANK shall not be increased without prior consent of CAMCO; and (ii) enter into a new severance agreement with Gerald T. Mueller effective upon the expiration of the employment agreement for a term of two years and otherwise upon substantially identical terms and conditions as are contained in the severance agreement of September 27, 1996 as amended June 22, 1998, provided that Paragraph 1(d) as amended shall be eliminated in its entirety and no comparable provision shall be contained in the new severance agreement. The obligations of CAMCO pursuant to this Section 6.05(c) will be subject to Mr. Mueller's execution of a written release of all claims pursuant to his existing severance agreement and the amendment or termination of any applicable Grantor Trust to eliminate any funding obligation associated with such severance agreement.

          (d) Prior to the EFFECTIVE TIME, the BANK will enter into a new three-year severance agreement effective at the EFFECTIVE TIME with John E. Essen upon substantially identical terms and conditions as are contained in the severance agreement of September 27, 1996 as amended June 22, 1998, provided that Paragraph 1(d) as amended shall be eliminated in its entirety and no comparable provision shall be contained in the new severance agreement, and that the new severance agreement will permit Mr. Essen to voluntarily terminate employment for any reason during the twelve-month period after the EFFECTIVE TIME and be paid, by the BANK, the maximum termination benefit provided under Paragraph 1 of his existing agreement. The obligations of CAMCO pursuant to this Section 6.05(d) will be subject to Mr. Essen's execution of a written release of all claims pursuant to his existing severance agreement and the amendment or termination of any applicable Grantor Trust to eliminate any funding obligation associated with such severance agreement.

          SECTION 6.06. EMPLOYEE BENEFITS. (a)(i) The health insurance plan currently sponsored by the BANK for the benefits of its employees and administered through the Ohio League of Financial Institutions will continue to be the health insurance plan of the BANK, provided, CAMCO may in its discretion in the future provide coverage under the health insurance plan maintained by CAMCO for the benefit of the employees of CAMCO and its subsidiaries; provided, that all waiting periods and pre-existing condition limitations shall be waived and employees are given full credit for claims arising prior to the change in health plans for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year in which any transition is made and provided, further, that such plan shall permit the continued coverage of all individuals entitled to purchase health insurance through the plan of the BANK. If such waiting periods, pre-existing condition limitations and other provisions are not waived, CAMCO shall keep in place, so long as legally possible, the health insurance plan currently maintained by the BANK, provided that CAMCO may in its discretion keep the health insurance plan maintained by the BANK in place, in lieu of providing coverage to BANK employees under the health insurance plan maintained by CAMCO for employees of CAMCO and its subsidiaries.

          (ii) The BANK will allow no new additions to beneficiaries of its supplemental medical retirement health insurance plan and the supplemental medical retirement health insurance plan will be terminated or amended prior to the EFFECTIVE TIME to allow only for the current one beneficiary to be covered.

          (b)  WHFC and the BANK shall take all steps
necessary to terminate WHFC's 401(k) Plan as promptly as possible and prior to the EFFECTIVE TIME, and to file as soon as possible, an Application for Determination with the Internal Revenue Service (the "IRS") regarding tax qualification upon termination. WHFC's Employee Stock Ownership Plan (the "ESOP") shall be terminated and the ESOP's net assets shall be distributed as promptly as possible. Subject to applicable law and regulation, commencing as promptly as possible following both the termination of WHFC's 401(k) Plan and the final distribution under the ESOP pursuant to 6.06(c) of this AGREEMENT, or such earlier date as may be required under the CODE or ERISA, employees of the BANK shall become participants in the CAMCO 401(k) Plan in accordance with the terms and conditions of such Plan as then in effect, with prior service credit given for their years of employment by the BANK for eligibility and vesting purposes. Except as otherwise provided herein, after the EFFECTIVE TIME, BANK employees shall be entitled to participate in all CAMCO employee benefit plans and programs generally available to employees of CAMCO and its subsidiaries, including, without limitation, all vacation and sick leave programs and the Return on Equity Cash Bonus Plan. BANK employees shall be given full credit for prior service for purposes of vesting, eligibility for participation and benefit levels and all waiting periods shall be waived. CAMCO shall honor all accrued vacation leave for employees of BANK following the EFFECTIVE TIME.

          (c)(i) WHFC and the BANK are authorized to commence termination of the ESOP and to file as soon as possible an Application for Determination with the IRS regarding tax qualification upon termination. No additional contribution shall be made to the ESOP by CAMCO, WHFC or the BANK except as necessary to make the minimum required payment under the current exempt loan (the "LOAN") between WHFC and the ESOP; provided, however, that all such contribution shall be deductible by WHFC and the BANK under Section 404 of the CODE and the allocations of such contribution shall otherwise be in compliance with
Section 415 of the CODE. All WHFC SHARES held by the Trustee of the ESOP at the EFFECTIVE TIME shall be exchanged by the Trustee for the PER SHARE MERGER CONSIDERATION in accordance with this AGREEMENT and the cash proceeds paid by CAMCO to the ESOP with respect to the unallocated WHFC SHARES owned by the ESOP shall be applied against the LOAN. To the extent that such cash proceeds together with other cash owned by the ESOP are insufficient to retire the LOAN, the Trustee for the ESOP shall dispose of shares held in the suspense account of the ESOP for the purpose of retiring the LOAN. Any shares and other assets remaining in the suspense account following repayment of the LOAN in full including interest will be available for allocation and distribution as promptly as possible to participants (as defined in the ESOP) in accordance with the provisions of the ESOP and applicable law. It is the intent of the parties that the ESOP be terminated and distributions made concurrently with the CLOSING to the extent possible.

          (ii) In the event that the IRS determines that the allocation of assets remaining in the suspense account following repayment of the LOAN in full is subject to the limits on annual additions pursuant to Section 415 of the CODE, then CAMCO will make all reasonable efforts, to the extent permissible under applicable provisions of the CODE and related Treasury Regulations to continue the ESOP trust through the last day of the ESOP plan year following the ESOP plan year during which the EFFECTIVE TIME occurs, solely for the benefit of those individuals who are participants in the ESOP immediately before the EFFECTIVE TIME, and to allocate such remaining assets to ESOP participants in accordance with the terms of the ESOP to the full extent permissible under Section 415 of the CODE between the EFFECTIVE TIME and the last day of the ESOP plan year following the ESOP plan year during which the EFFECTIVE TIME occurs. In the event that all assets held by the ESOP trust are allocated prior to the last day of the ESOP plan year during which the EFFECTIVE TIME occurs, the ESOP trust shall be immediately terminated and participants' ESOP accounts will be distributed as soon as practicable thereafter.

          (iii) The provisions in this paragraph 6.06(c) are expressly subject to (x) WHFC and the BANK making all necessary amendments to the ESOP which amendments have been approved by the IRS and are in effect at the EFFECTIVE TIME; (y) such amendments include, without limitation, the amendment of Section
17.3 of the ESOP to eliminate the provisions of such section added by the 1997 amendment to the ESOP dated November 10, 1997 and to make all provisions of the PLAN consistent with this AGREEMENT; and (z) all amendments are satisfactory to CAMCO.

          SECTION 6.07.  BOARD OF DIRECTORS.  (a)  The
present members of the Board of Directors of the BANK will continue as directors of the BANK following the EFFECTIVE TIME. The BANK's non-employee directors' fees and health insurance benefits for current directors will be maintained at the same level as fixed by the shareholders at the 1999 Annual Meeting of the BANK.

          (b) The BANK will add two persons to its Board of Directors at the EFFECTIVE TIME to be designated by CAMCO. If necessary, WHFC as sole shareholder of the BANK will cause the Constitution of the BANK to be amended prior to the EFFECTIVE TIME to provide for the additional directors. CAMCO shall modify the resolution adopted at the November 24, 1998 Board meeting setting the maximum number of directors of a subsidiary bank at seven to except out the BANK from these limitations.

          (c) CAMCO will add Michael P. Brennan to its Board of Directors at the EFFECTIVE TIME subject to compliance with
Section 6.05(b). If necessary CAMCO shall take all actions prior to the EFFECTIVE TIME to increase the size of its Board of Directors from nine to ten. CAMCO agrees to re-nominate Mr. Brennan for at least one additional three year term.

          (d) Subject to the fiduciary duty of its Board of Directors, CAMCO as sole shareholder of the BANK after the EFFECTIVE TIME will vote the shares of the BANK for the re-election of the current members of the Board of Directors (other than Carl H. Heimerdinger who is retiring) to three-year terms at the next annual meeting of shareholders at which their terms expire.

          (e) (i) Neither the directors to be selected by CAMCO nor any other new directors of the BANK will be entitled to benefits under the Westwood Homestead Savings Bank Directors Retirement Plan (the "PLAN"), as amended, dated January 1, 1995, provided, that the PLAN shall be amended so that Quarterly Accruals under the PLAN shall be determined based on actuarial calculations of amounts required to fund targeted benefits rather than on quarterly financial expense determined under generally accepted accounting principles; (ii) except as specifically provided in this Section 6.07(e) the PLAN shall be honored by CAMCO in accordance with the terms of said PLAN;
(iii) the PLAN and the applicable Trust Agreement (either in existence or to be established) shall provide for and incorporate the provisions of this Section 6.07(e). WHFC or the BANK shall obtain all necessary approvals or consents required to be obtained to effect the provisions of this Section 6.07(e);
(iv) prior to the EFFECTIVE TIME, the amount by which the PLAN is underfunded will be actuarially determined by the parties using the payments required by Article VIII. Payment will be made to the Trust provided for in the PLAN in accordance with
Article VIII in an amount not greater $204,541. No further funds or other consideration of any type will be provided thereafter by CAMCO, WHFC or the BANK. The BANK will provide to CAMCO written agreements of all beneficiaries to this satisfaction of all obligations of CAMCO, WHFC and the BANK under the PLAN or otherwise; and (v) the existing Trustee shall continue as Trustee. No person who is an officer, director or employee of CAMCO shall become a Trustee and at all times the selection of any replacement trustee shall be done by individuals constituting the WHFC Board as of the date hereof.

          SECTION 6.08. MANAGEMENT RECOGNITION PLAN. Except as specifically provided in this Section 6.08, the existing Management Recognition Plan (the "PLAN") and grants of award as listed in Section 3.29 of the WHFC DISCLOSURE SCHEDULE in an amount not to exceed 49,226 WHFC SHARES shall be honored by CAMCO in accordance with the terms of said PLAN and grants of award and applicable law and regulations. Prior to the CLOSING, the PLAN shall be amended to delete Section 7.05 as added June 22, 1998 and, if lawful, to add a new Section 7.05 to provide that a participant may elect, in the event of a change of control, (i) to receive distribution as provided in 7.01(b) of the PLAN or (ii) to receive distribution as provided in Section 7.01(a) of the PLAN. The Westwood Homestead Financial Corporation "Grantor Trust Agreement" of June 22, 1998 shall be terminated with respect to the PLAN and shall have no application to the PLAN and the Trust of March 10, 1997. If necessary the Trust of March 10, 1997 shall be re-established. No awards granted subsequent to June 30, 1998 will be valid in any respect except for awards to Gerald T. Mueller and John E. Essen in an aggregate total of 5,000 WHFC SHARES and included in the above-mentioned 49,226 WHFC SHARES and new directors of the BANK will receive no awards. Prior to the EFFECTIVE TIME, WHFC shall direct the Management Recognition Plan Committee and/or the Trustee, if appropriate, to return the 33,060 unawarded WHFC SHARES to WHFC and the Committee and/or the Trustee shall promptly effect such directive. At the EFFECTIVE TIME the persons composing the Trustee of the PLAN shall resign and persons designated by CAMCO shall become the Trustee. At the EFFECTIVE TIME, the Management Recognition Plan Committee shall resign and CAMCO shall appoint a new committee.

          SECTION 6.09.  ACCESS.  Until the EFFECTIVE TIME,
WHFC and the BANK shall afford to CAMCO, and CAMCO shall afford to WHFC and the BANK, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors and financial consultants); (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this AGREEMENT; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this AGREEMENT. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested.

          SECTION 6.10.  CONFIDENTIALITY.  The parties
acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (hereinafter referred to as the "INFORMATION") and agree to hold and keep the same confidential. Such INFORMATION will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such INFORMATION shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this AGREEMENT, or INFORMATION which is required to be furnished or used in connection with legal proceedings. The parties agree that the INFORMATION will be used solely for the purposes contemplated by this AGREEMENT and that such INFORMATION will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The INFORMATION shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this AGREEMENT, the other parties will promptly return or destroy INFORMATION in their possession and certify to the disclosing party that the party has done so.

          SECTION 6.11. PRESS RELEASES. CAMCO and WHFC shall consult with each other before issuing any press release or otherwise making any public statements with respect to the MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

          SECTION 6.12. COSTS AND EXPENSES; TERMINATION FEE. Whether or not the MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT, the JOINT
PROXY STATEMENT, the REGISTRATION STATEMENT and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. WHFC and the BANK hereby agree that if this AGREEMENT is terminated as a result of a willful breach by WHFC or the BANK, then WHFC or the BANK shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable EXPENSES of CAMCO in an amount not to exceed $250,000. CAMCO hereby agrees that if this AGREEMENT is terminated as a result of a willful breach by CAMCO, then CAMCO shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable EXPENSES of the WHFC and the BANK in an amount not to exceed $250,000. For purposes of this Section 6.12, the "EXPENSES" of a party shall include all reasonable out-of-pocket expenses of that party (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to that party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this AGREEMENT.

          SECTION 6.13. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT.

          SECTION 6.14. NOTIFICATION OF EVENTS. At all times from the date of this AGREEMENT until the EFFECTIVE TIME, each party shall promptly notify the other in writing of any materially adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding or investigation against it.

          SECTION 6.15. VOTING AGREEMENT. Concurrently with the execution and delivery of this AGREEMENT, or not later than ten days thereafter, and as a condition and material inducement to CAMCO's willingness to enter into this AGREEMENT, each of the directors and executive officers of WHFC and the BANK shall enter into WHFC Shareholder Agreement in the form attached hereto as Exhibit B.

          SECTION 6.16. STOCK OPTION AGREEMENT. Concurrently with the execution and delivery of this AGREEMENT and as a condition and material inducement to CAMCO's willingness to enter into this AGREEMENT, WHFC is entering into the WHFC STOCK OPTION AGREEMENT.

          SECTION 6.17. INDEMNIFICATION. Nothing in this AGREEMENT is intended to affect any rights to indemnification to which any officer or director of WHFC or the BANK may be entitled pursuant to the Articles of Incorporation, Constitution or Bylaws of WHFC or the BANK in effect prior to the EFFECTIVE TIME. From the EFFECTIVE TIME and continuing for a period of three years thereafter, the current and former officers and directors of WHFC and the BANK shall be indemnified by CAMCO from their acts and omissions occurring prior to the EFFECTIVE TIME to the maximum extent permitted by the Certificate of Incorporation and Bylaws of CAMCO but subject to any applicable limitations of Delaware law. From the EFFECTIVE TIME and continuing for a period of three years thereafter, the current and former officers and directors of the BANK shall be indemnified by the BANK for their acts and omissions occurring prior to the EFFECTIVE TIME to the extent permitted by Ohio law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to CAMCO, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by CAMCO or WHFC or the BANK to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against CAMCO, its subsidiaries, WHFC or the BANK arising out of or in connection with this AGREEMENT, the transactions contemplated hereby or the conduct of the business of CAMCO, its subsidiaries, WHFC or the BANK, or (iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

          Subject to WHFC and the BANK providing all requested information and representations to CAMCO's directors' and officers' liability insurance carrier, CAMCO shall add a rider, to be effective at the EFFECTIVE TIME, to CAMCO's existing directors' and officers' liability insurance policy covering the acts and omissions of the officers and directors of WHFC and the BANK occurring prior to the EFFECTIVE TIME and to continue such rider for a period of three years.

          SECTION 6.18.  CONDUCT OF CAMCO BUSINESS.  From
the date of this AGREEMENT until the EFFECTIVE TIME, CAMCO shall:

          (a) Use all reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relationships with customer, suppliers, employees and business associates;

          (b) Notify WHFC in writing within five business days of (i) the existence of any adverse business conditions threatening the normal business operations of CAMCO, (ii) the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representations, warranty, covenant, condition or agreement by or pertaining to CAMCO contained in this AGREEMENT, (iii) the commencement of any material action, suit, proceeding, or investigation against CAMCO and (iv) the tender of any offer to acquire CAMCO by merger or otherwise;

          (c) Take no action that would adversely affect the ability of CAMCO to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without the imposition of a burdensome restriction or condition, or adversely affect the ability of CAMCO to perform its covenants and agreements under this AGREEMENT;

          (d) Take all action necessary to cause to be listed on The Nasdaq Stock Market the CAMCO SHARES to be issued pursuant to this AGREEMENT; and

          (e) Use all reasonable efforts to obtain any consent, authorization or approval of, or waiver or exemption by, any governmental entity or third party required to be obtained or made by it in connection with the Merger.

          SECTION 6.19.  ACTIONS BY WHFC OR THE BANK.  (a)
If necessary, a notice or rebuttal of presumption, as appropriate, shall be filed by the ESOP with the Federal Reserve
Board pursuant to 12 USC 1817(j) and the notice shall be effective or the Federal Reserve Board shall approve the rebuttal and find no control of WHFC prior to the CLOSING.

          (b)  WHFC or the BANK shall obtain, prior to
closing, an owners title insurance policy with respect to each of the real properties listed in Section 3.11(c) of the WHFC
DISCLOSURE SCHEDULE showing title in WHFC or the BANK and as set forth in Section 3.11(c) and in an appropriate amount of coverage.

          (c)  The WHFC STOCK OPTION AGREEMENT will be
executed on a date subsequent to the date hereof.

                    ARTICLE SEVEN

                   CLOSING MATTERS

          SECTION 7.01.  CONDITIONS TO OBLIGATIONS OF CAMCO,
WHFC AND THE BANK. Notwithstanding any other provision of this AGREEMENT, the obligations of CAMCO, WHFC and the BANK to effect the MERGER shall be subject to the fulfillment of each of the following conditions:

          (a) This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding WHFC SHARES required under Indiana law and WHFC's Articles of Incorporation and Bylaws;

          (b) The AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding CAMCO SHARES required under Delaware law and CAMCO's Certificate of Incorporation and Bylaws;

          (c)  All permits, approvals, consents,
               authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the MERGER shall have been obtained and all notices required to be filed shall have been filed and any objection or waiting period with respect to such notice shall have expired including the 10-L Election by the BANK and the de-registering of WHFC as a Bank Holding Company.

          (d) All waivers, consents and approval of every person, in addition to those required under subsections (a), (b) and (c) of this Section
               7.01, necessary or appropriate for the
               consummation of the MERGER shall have been obtained;

          (e) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the MERGER;

          (f) CAMCO and WHFC shall have received an opinion of Vorys, Sater, Seymour and Pease LLP (which opinion shall not have been withdrawn at or prior to the CLOSING) to the effect that the MERGER, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the CODE and that no gain or loss will be recognized by WHFC shareholders to the extent they receive CAMCO SHARES in exchange for WHFC SHARES; and

          (g) The REGISTRATION STATEMENT (including any post-effective amendment thereto) shall have been declared effective by the SEC, and no proceeding shall be pending or, to the knowledge of CAMCO or WHFC, threatened by the SEC to suspend the effectiveness of the REGISTRATION STATEMENT.

          SECTION 7.02. CONDITIONS TO OBLIGATIONS OF CAMCO. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of CAMCO to effect the MERGER shall also be subject to the fulfillment of each of the following conditions unless fulfillment is waived by CAMCO in writing:

          (a) The representations and warranties of WHFC and the BANK contained in Article Three of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the day of the CLOSING as if made at and as of such time, except where such representation or warranty is made as of a specific date;

          (b) WHFC and the BANK shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by WHFC and the BANK before or on the day of the CLOSING;

          (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of WHFC or the BANK after the date of this AGREEMENT, except changes resulting from action taken by WHFC or the BANK pursuant to Section 5.03 of this AGREEMENT, changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this AGREEMENT and changes resulting from or attributable to (i) changes in laws and regulations particularly affecting financial institutions and their holding companies; (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; and (iii) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates.

          (d) WHFC and the BANK shall each have delivered to CAMCO a certificate dated the day of the CLOSING and signed by the President and the chief financial officer of each of WHFC and the BANK to the effect set forth in subsections (a), (b) and (c) of this Section 7.02;

          (e)  The contracts, amendments, agreements,
               consents and actions required by Section
               6.05(b), (c) and (d), Section 6.07(e) and
               Section 6.08 shall have occurred to the
               reasonable satisfaction of CAMCO;

          (f) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, that challenges or seeks to prevent the consummation of the MERGER or seeks to impose material limitations on the ability of CAMCO to exercise full rights of ownership of the assets or business of WHFC and the BANK;

          (g) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of CAMCO, would: (i) prevent or materially delay the consummation of the MERGER or materially interfere with the reasonable operation of the business of WHFC or the BANK (ii) materially adversely affect the ability of CAMCO to enjoy the economic or other benefits of the MERGER or (iii) impose any material adverse condition, limitation or requirement on CAMCO in connection with the MERGER;

          (h) WHFC and the BANK shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

          (i) The shareholders' equity of WHFC on the day of the CLOSING and as calculated in accordance with GAAP shall not be less than $22,778,105, without giving effect to (i) reserves, accruals and charges taken or established by WHFC or the BANK at the request of CAMCO in accordance with Section 5.03 of this AGREEMENT, (ii) expenses incurred in connection with the transactions contemplated by this AGREEMENT; and (iii) realized or unrealized losses on securities classified as available for sale in the WHFC AUDITED STATEMENTS;

          (j)  WHFC and the BANK shall have complied with
               Section 5.03 hereof to the reasonable
               satisfaction of CAMCO;

          (k)  CAMCO shall have received the affiliate
               letters required by Section 6.04 of this AGREEMENT or WHFC shall have used its reasonable best efforts to have obtained same;

          (l) Section 6.19(a), 6.19(b)and 6.19(c) shall have been complied with to the reasonable satisfaction of CAMCO; and

          (m) WHFC shall have obtained a determination letter from the IRS satisfactory to CAMCO that the ESOP is qualified upon its termination and that the PER SHARE MERGER CONSIDERATION received by the ESOP pursuant to this AGREEMENT and the MERGER (including, if necessary, the proceeds of the sale of CAMCO SHARES) together with all other assets of the ESOP may be immediately allocated to the participants' accounts as of the date of termination of the ESOP and the amendments to the ESOP required by Section 6.06(c) have been approved by the IRS, and are effective.

          SECTION 7.03.  CONDITIONS TO OBLIGATIONS OF WHFC
AND THE BANK. In addition to the conditions contained in Section
7.01 of this AGREEMENT, the obligations of WHFC and the BANK to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:

          (a) The representations and warranties of CAMCO contained in Article Four of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the date of the CLOSING as if made at and as of such time;

          (b) CAMCO shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by it before or at the CLOSING;

          (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of CAMCO after the date of this AGREEMENT;

          (d)  CAMCO shall have delivered to WHFC a
               certificate dated the day of the CLOSING and signed by the President and the Chief
               Financial Officer of CAMCO to the effect set forth in subsections (a), (b) and (c) of this
               Section 7.03;

          (e) The CAMCO SHARES to be issued to holders of WHFC SHARES shall have been approved for listing on NASDAQ, subject to official notice of issuance;

          (f) WHFC shall have received a written opinion of WEBB, dated as of within three (3) days of the JOINT PROXY STATEMENT, to the effect that the PER SHARE MERGER CONSIDERATION to be received by the holders of WHFC SHARES is fair from a financial point of view; and

          (g) WHFC shall have received reasonable evidence that the cash needed for the fractional shares and the cash portion of the aggregate PER SHARE MERGER CONSIDERATION is available. Such evidence includes a confirmation by a bank of an available line of credit for CAMCO's use in the appropriate amount.


                    ARTICLE EIGHT

                     TERMINATION

          SECTION 8.01.  TERMINATION.  This AGREEMENT may
be terminated at any time prior to the date of the CLOSING, whether before or after approval by the shareholders of CAMCO and WHFC:

          (a) By mutual consent of the Boards of Directors of WHFC and CAMCO; or

          (b)  By the Board of Directors of WHFC or CAMCO if:

               (i)  The MERGER shall not have been
                    consummated on or before June 30, 2000;
                    or

               (ii) Any event occurs which, in the
                    reasonable opinion of either Board,
                    would preclude satisfaction of any of
                    the conditions set forth in Section 7.01 of this AGREEMENT; or

          (c) By the Board of Directors of CAMCO if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section
               7.02 of this AGREEMENT; or

          (d) By the Board of Directors of WHFC if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT.

          SECTION 8.02. WRITTEN NOTICE OF TERMINATION. In order to terminate this AGREEMENT pursuant to Section 8.01(a),
(b), (c) and (d), the party so acting shall give written notice of such termination to the other party. This AGREEMENT shall terminate on the date such notice is given.

          SECTION 8.03.  EFFECT OF TERMINATION.  In the
event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 5.02, 6.10, 6.11 and 6.12 of this AGREEMENT and the WHFC STOCK OPTION AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for an uncured breach of any term or condition of this AGREEMENT.

          SECTION 8.04. AMENDMENT. This AGREEMENT may be amended at any time before or after approval of this AGREEMENT by the shareholders of WHFC and CAMCO, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 8.05. WAIVER. Any term or provision of this AGREEMENT (other than the requirement for shareholder approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                    ARTICLE NINE

                    MISCELLANEOUS

          SECTION 9.01.  NOTICES.  All notices and other
communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to CAMCO:

          Larry A. Caldwell
          President, Chief Executive Officer and Chairman of
             the Board
          Camco Financial Corporation
          814 Wheeling Avenue
          Cambridge, Ohio  43725

          with a copy to:

          Roger A. Yurchuck
               or
          Terri Reyering Abare
          Vorys, Sater, Seymour and Pease LLP
          221 East Fourth Street
          Atrium Two, Suite 2100
          Cincinnati, Ohio  45202

If addressed to WHFC or the BANK:

          Michael P. Brennan
          President and Chief Executive Officer
          Westwood Homestead Financial Corporation
          3002 Harrison Avenue
          Cincinnati, Ohio  45211

          with a copy to:

          Gary R. Bronstein
          Housley Kantarian & Bronstein, P.C.
          1220 19th Street, N.W., Suite 700
          Washington, D.C.  20036

          SECTION 9.02. ENTIRE AGREEMENT. This AGREEMENT (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, including the Confidentiality Agreement of June 28, 1999, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than CAMCO, WHFC and the BANK;
(c) shall not be assigned by operation of law or otherwise; and
(d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, except to the extent that Indiana, Ohio or federal law may be applicable.

          SECTION 9.03.  EXECUTION IN COUNTERPARTS.  This
AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.

          SECTION 9.04.  HEADINGS.  The headings of articles and
sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.

          SECTION 9.05.  NONSURVIVAL OF REPRESENTATIONS AND
WARRANTIES. No representation or warranty shall survive the EFFECTIVE TIME.

          IN WITNESS WHEREOF, CAMCO, WHFC and the BANK have caused this AGREEMENT to be signed by their respective duly authorized officers on the date first above written.

ATTEST:                       CAMCO FINANCIAL CORPORATION


___________________________   By: _____________________________
Anthony J. Popp                   Larry A. Caldwell
Secretary                         President, Chief Executive
                                   Officer and Chairman of the
                                   Board

ATTEST:                       WESTWOOD HOMESTEAD FINANCIAL
                                CORPORATION


___________________________   By: _____________________________
Mary Ann Jacobs                  Michael P. Brennan
Secretary                        President and Chief Executive
                                   Officer

ATTEST:                       WESTWOOD HOMESTEAD SAVINGS BANK


___________________________   By: _____________________________
Mary Ann Jacobs                  Michael P. Brennan
Secretary                        President and Chief
Executive Officer

                   ACKNOWLEDGMENT

STATE OF OHIO         )
                      ) SS:
COUNTY OF GUERNSEY    )

          BE IT REMEMBERED that on this 6th day of August, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Larry A. Caldwell, President of Camco Financial Corporation, and duly executed the Agreement of Merger and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of August, 1999.

                              _______________________________
                              Notary Public

STATE OF OHIO         )
                      ) SS:
COUNTY OF HAMILTON    )

          BE IT REMEMBERED that on this 6th day of August, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Michael P. Brennan, President of Westwood Homestead Financial Corporation, and duly executed the Agreement of Merger and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of August, 1999.

                              _______________________________
                              Notary Public

STATE OF OHIO         )
                      ) SS:
COUNTY OF HAMILTON    )


          BE IT REMEMBERED that on this 6th day of August, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Michael P. Brennan, President of Westwood Homestead Savings Bank, and duly executed the Agreement of Merger and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of August, 1999.

                              _______________________________
                              Notary Public

                       EXHIBIT A

                STOCK OPTION AGREEMENT

     Stock Option Agreement, dated as of August __, 1999, between Camco Financial Corporation, a Delaware corporation
("Grantee"), and Westwood Homestead Financial Corporation, an
Indiana corporation ("Issuer").

W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement of Merger and Plan of Reorganization of even date herewith (the
"Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee (the "Merger");

     WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant
Grantee the Option (as hereinafter defined); and

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 431,595 fully paid and nonassessable shares (the "Option Shares") of common stock, par value $0.01 per share, of Issuer (the "Common Stock") at a price per share equal to $10.50 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of shares of Common Stock subject to the Option shall be increased so that, after such event, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) Subject to the terms and conditions set forth herein, the Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of the first exercise (as provided in paragraph (e) of this Section 2) within 60 days following the first Subsequent Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.01(c) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination was non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.01(c) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional), provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last "Initial Triggering Event" to expire, and the term "Holder" shall mean the holder or holders of the Option pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when (i) Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(d) thereof as a result of such a material breach and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction shall be in effect.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

               (i)  Issuer or any Subsidiary of Issuer (an
"Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned Subsidiaries of Issuer, provided any such transaction is not entered into in violation of the terms of the Merger Agreement, or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (x) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iii)     The Issuer Board, without having
received Grantee's prior written consent, shall have withdrawn or modified, or publicly announced its interest to withdraw or modify in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

               (iv) Any person other than Grantee or a
Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

               (v)  After a bona fide written proposal is
made by any person, other than Grantee or a Grantee Subsidiary, to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) shall not have been cured prior to the Notice Date (as defined below); or

               (vi) Any person other than Grantee or a
Grantee Subsidiary shall have filed an application or notice with the Federal Reserve Board (the "FRB") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i)  The acquisition by any person (other
than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering
Event described in clause (i) of subsection (b) of this Section
2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 25%.

          (d)  Issuer shall notify Grantee promptly in
writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 45 business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the FRB or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of Ohio or a day on which banking institutions in the State of Ohio are authorized by law or executive order to close.

          (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonable written opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

               (i)  Upon the giving by the Holder to Issuer
of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Federal Reserve Act, the Home Owners Loan Act ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the FRB, the FDIC, the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in connection with the preparation of such applications or notices and providing such information to the FRB or the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and

Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

          (a)  In the event of any change in, or
distributions in respect of, the Common Stock by reason of stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

          (b)  Whenever the number of Option Shares is
adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Option Shares purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within four months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee.

Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder delivered within 90 days following such occurrence (or such later period as provided in Section
10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 60 days following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of (A) the Market/Offer Price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer, (iii) the highest sale price for shares of Common Stock within the six-month period immediately preceding the date of such required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or such Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and in either case, Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of any Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b)  The following terms have the meanings
indicated:

               (i)  "Acquiring Corporation" shall mean (i)
the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii)     "Assigned Value" shall mean the
Market/Offer Price, as defined in Section 7.

               (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option also shall enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). This difference in value shall be determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders and reasonably acceptable to the Acquiring Corporation.

          (f) Issuer shall not enter into any transaction described in paragraph (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring
Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the

"Substitute Share Repurchase Price") equal to the greater of (A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this
Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)  To the extent that the Substitute Option
Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use all reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or

Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The periods for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

     11. (a) Issuer hereby represents and warrants to Grantee as follows:

               (i)  Issuer has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

               (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          (b) Grantee hereby represents and warrants to Issuer that:

               (i)  Grantee has full corporate power and
authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

               (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within four months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the FRB approves an application by Grantee under the Bank Holding Company Act or the OTS approves an application by Grantee under the HOLA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the FRB or the OTS.

     13. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the FRB under the Bank Holding Company Act or the OTS under the HOLA for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or
Section 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflict of law principles thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. The transactions provided for in this Agreement are in addition to and supplemental of the provisions of the Merger
Agreement.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                              WESTWOOD HOMESTEAD FINANCIAL
                                CORPORATION
Attest:



________________________      By: _____________________________
Name:  Mary Ann Jacobs             Name:  Michael P. Brennan
Title:    Secretary                Title:    President
and Chief Executive Officer


                              CAMCO FINANCIAL CORPORATION
Attest:



________________________      By: _____________________________
Name:  Anthony J. Popp             Name:  Larry A. Caldwell
Title:    Secretary                Title:    President,
Chief Executive Officer and
                                    Chairman of the Board